Filed pursuant to Rule 424(b)(5)

Registration No. 333-137026

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price per Share	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Common Stock (without par value)	3,000,000	$41.15(3)	$123,450,000(3)	$4,851.59

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement of Form S-3 (File No. 333-137026) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
(3)	Computed pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. Such amount is based on the average of the high and low prices of the registrant’s common stock reported on the New York Stock Exchange on September 5, 2008.

Prospectus

Dominion Direct®

3,000,000 Shares of

Common Stock

(Without Par Value)

(NYSE: D)

September 10, 2008            Dominion Resources, Inc.

Investing in Dominion Common Stock involves risks. For information about these risks, see “Risk Factors” on page 3.

Please read this prospectus carefully. If you are a Dominion shareholder now—or if you decide to become a shareholder—please keep this prospectus with your permanent investment records since it contains important information about Dominion Direct.

Dominion Direct

Dated September 9, 2008

Dominion Resources, Inc.

Dominion Direct®

A Stock Purchase and Dividend Reinvestment Plan for Dominion Common Stock

3,000,000 Shares of Common Stock

(Without Par Value)

Dominion is offering Dominion common stock through Dominion Direct, the company’s direct stock purchase and dividend reinvestment plan. This prospectus provides information about Dominion, including risk factors, which you should consider before you decide to invest. If you decide to invest, please refer to this prospectus for instructions and information you will need to enroll and participate in Dominion Direct.

Note: The common stock offered in this prospectus has not been approved or disapproved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

About Dominion

Dominion is one of the nation’s largest producers of energy. The company’s asset portfolio consists of about 27,000 megawatts of power generation, 1.1 trillion cubic feet equivalent of proved natural gas and oil reserves, 14,000 miles of natural gas transmission, gathering and storage pipeline and 6,000 miles of electric transmission lines. Dominion operates the nation’s largest natural gas storage facility with 975 billion cubic feet of storage capacity and serves retail energy customers in 11 states. Corporate headquarters are in Richmond, Va. Our principal legal subsidiaries include Virginia Electric and Power Company, Dominion Energy, Inc., Dominion Transmission, Inc., Virginia Power Energy Marketing, Inc., Dominion Exploration & Production, Inc. and The East Ohio Gas Company.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-08489. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of these securities.

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2008;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2008;

•

Current Reports on Form 8-K, filed January 3, 2008, January 30, 2008 (reporting under Items 2.02, 5.02 and 9.01), April 2, 2008, May 1, 2008, May 9, 2008, June 5, 2008, June 16, 2008 and July 31, 2008; and

•	The description of the Company’s common stock contained in Form 8-B (Item 4) dated April 29, 1983.

You may request a copy of these filings at no cost by writing, telephoning or e-mailing us at the following address:

Corporate Secretary

Dominion Resources Services, Inc.

120 Tredegar Street

Richmond, Virginia 23219

1-804-819-2000

Shareholder.Services@dom.com

You should rely only on the information contained in this document or to which this document refers you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information which appears in this document and which is incorporated by reference in this document may only be accurate as of the date of this document or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Risk Factors

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors in our annual reports on Form 10-K filed with the SEC and update them in our quarterly reports on Form 10-Q. You can find these factors in the section called Risk Factors in these reports. Those sections are specifically incorporated by reference into this prospectus. See “Where You Can Find More Information” above. Before you invest in Dominion, we strongly encourage you to review our latest reports. Keep in mind that these reports may contain forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially from management’s projections, forecasts and estimates.

Summary of Dominion Direct

Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus for more details before you decide to invest.

Enrollment: Dominion Direct is available to current Dominion shareholders as well as new investors. See “How to Enroll”.

Minimum Share Balance Requirement: Participants must maintain a balance of at least five shares to keep their Dominion Direct account open. New participants are allowed 12 months from enrollment to invest enough to reach the required five-share minimum balance. The Administrator reserves the right to sell, without prior notification, all shares in an account in which the share balance fails to meet the five-share minimum requirement after 12 months of participation in Dominion Direct.

Optional Cash Investments: You can purchase shares with optional cash investments as often as twice per month. Bi-monthly share purchases through Dominion Direct are made on the 5th and 20th of each month or the next business day. You cannot instruct the Administrator to purchase shares at a specific time or at a specific price under Dominion Direct. Optional cash investments can be made by check or by automatic draft and must be at least $40. You can invest up to $100,000 per quarter. Investments over $100,000 per quarter may be returned to you at the discretion of the Administrator. You may incur a minimal charge, not to exceed $5 per cash investment, when you purchase shares. You will not be charged any brokerage commissions related to purchases.

Reinvestment of Dividends: If your share balance is 25 shares or less, your account will automatically be enrolled for full dividend reinvestment. If your share balance is greater than 25 shares, you can choose to reinvest or to receive cash dividends on some or all of your shares. Cash dividends can be paid by check or by direct deposit.

Sale of Shares: You generally will have the opportunity to sell shares through Dominion Direct at least once per week. You can request the sale of some or all of your shares; however, you cannot instruct the Administrator to sell shares at a specific time or at a specific price under Dominion Direct. Proceeds you receive for any sale of shares will be reduced by a fee that is expected to be no more than 15 cents per share to cover broker fees and a portion of the administrative costs of this Plan.

Gifts or Transfers of Shares: You may transfer some or all of your shares to another person, whether or not they are a participant in Dominion Direct.

Statement of Account: Activity statements are issued twice a month for any account with activity during the month. Once you become a shareholder, you can access your account information at your convenience by calling our toll free number or by signing up to access your account online. If you sign up for online access, you can elect to receive an e-mail notice when your statement is available.

Administrator: Dominion’s Shareholder Services Department serves as Administrator for Dominion Direct. The mailing address, e-mail address and phone numbers are:

Dominion Resources Services, Inc.
Shareholder Services, 6th floor
P. O. Box 26532
Richmond, VA 23261

Street Address for Express Deliveries:
701 East Cary Street, 6th floor
Richmond, VA 23219

E-mail Address	Shareholder.Services@dom.com
Toll-Free Telephone	1-800-552-4034
Local Richmond Area	1-804-775-2500
FAX: General Inquiries	1-804-771-6766
FAX: Sale Requests Only	1-804-771-6768

Investing in Dominion

You should recognize that neither Dominion nor the Administrator can assure a profit or protect against a loss on Dominion common stock purchased under Dominion Direct. See “Risk Factors” above.

Who Can Join

•	Current shareholders of Dominion

•	New investors residing in the U.S. who would like to become shareholders

•	Foreign citizens as long as their participation would not violate any laws in their home countries

How to Enroll

Current shareholders, as well as any new investor who wishes to make an initial purchase of Dominion stock, can enroll in Dominion Direct by mail or online.

•	Complete an Enrollment Form and send it to the Administrator with a check for $40 or more.

•	Complete an Enrollment Form and send it to the Administrator with a completed Automatic Bank Draft Authorization for $40 or more.

•	Enroll online and authorize the Administrator to draft your checking or savings account for $40 or more. See “Online Management of Your Account” below.

Participants must maintain a balance of at least five shares to keep their Dominion Direct account open.

•	New participants are allowed 12 months from enrollment to invest enough to reach the required five-share minimum balance.

•

The Administrator reserves the right to sell, without prior notification, all shares in an account in which the share balance fails to meet the minimum five-share requirement after 12 months of participation in Dominion Direct.

Shareholders can enroll to participate in the reinvestment feature of Dominion Direct.

•

Shareholders who hold shares in certificate or Direct Registration form can enroll by completing a Dividend Authorization form. Shareholders who have signed up to access their account online can enroll online.

•

If you own shares of Dominion but they are held in the name of a bank or broker you have the option to participate in the reinvestment feature by instructing your broker to register the shares in your name or by making arrangements with the broker to participate on your behalf.

Payment Methods

Investments can be made by check or automatic bank draft. You will not earn interest on any cash investments. You can request a refund on any cash investment by contacting the Administrator in writing by mail or fax at the address or fax number listed on page six. Your request must be received by the Administrator at least two business days prior to the purchase of any shares.

By check

•	Your check must be U.S. dollars and made payable to Dominion Resources Services, Inc.

•	Your check must be received by the Administrator at least two business days prior to the purchase date. Investments received late will be held for the next purchase date.

By automatic bank draft

•	You may pre-authorize the Administrator to withdraw a set amount ($40 minimum) from a U.S. checking or savings account.

•

Automatic bank drafts are scheduled for the 1st and 15th of each month (or the next business day). Amounts withdrawn from your bank account on the 1st will be used to purchase shares on the 5th of that month. Amounts withdrawn on the 15th will be used to purchase shares on the 20th of that month. See “How Shares are Purchased.”

•	Investments cannot be made over the phone or by credit card.

Returned checks or cash drafts

•

Shareholders who send checks or authorize bank drafts that are returned by their financial institution will be charged an administrative fee of $25. Any shares purchased with returned checks or drafts are subject to forfeiture unless the Administrator promptly receives funds to cover both the administrative fee and the returned check or draft. The Administrator also reserves the right to exercise offset rights on any cash or shares in your account and on any dividends paid to your account to cover any unpaid administrative fees or losses resulting from returned checks or drafts, including losses on shares purchased with such checks or drafts.

Electronic Check Conversion

•	When you invest by check, you authorize Dominion to convert your paper check into an electronic debit that instructs your financial institution to transfer funds in the amount of your investment from your account to us. If you do not want your check converted or have questions, please contact the Administrator at the phone number or e-mail address listed on page six.

How Shares Are Purchased

•

At Dominion’s discretion, shares purchased through Dominion Direct will be either newly issued or purchased in the open market. If Dominion is funding the Plan with open market purchases rather than newly issued shares, then it will pay any broker fees for these purchases. Any broker fees paid by Dominion will be taxable income to you and reported as dividends on your Form 1099-DIV. See “Tax Consequences” below.

•	You may incur a minimal charge, not to exceed $5 per cash investment, when you purchase shares by check or by automatic bank draft.

•	An independent agent selected by the Administrator makes open market purchases.

•	Shares generally will be purchased on the 5th and 20th of each month or the next business day. Checks must be received at least two business days prior to a purchase.

•	Reinvested dividends will be used to purchase shares beginning on the dividend payment date or the next business day.

Pricing of Shares Purchased

The price of shares purchased through Dominion Direct will be either:

•	For newly issued shares—the average of the high and low sales prices on the purchase date as reported on the New York Stock Exchange Composite Tape and reported on The Wall Street Journal’s web site at www.wsj.com, or

•

For open market purchases—the average cost of all shares purchased on a particular day or the average cost of all shares purchased over the course of several days. Due to regulatory requirements, the independent agent may be required to make open market purchases over two or more consecutive business days.

•	You cannot instruct the Administrator to purchase shares at a specific time or at a specific price under Dominion Direct.

Dividend Reinvestment Options

Dividends, if declared, generally are paid on the 20th of March, June, September and December. By completing a dividend authorization you may select one of the following options:

•	Full dividend reinvestment;

•	Partial dividend reinvestment; or

•	Cash dividends.

You can receive a check or have your dividends directly deposited to your bank account by completing a direct deposit authorization form.

Note: The Administrator will automatically reinvest dividends on accounts with balances of 25 shares or fewer.

After the dividend has been paid you will receive an activity statement confirming the amount of your dividend payment and the additional share balance that has been credited to your Dominion Direct account. Participants who have enrolled to access their account online can elect to receive an e-mail notice (in lieu of a mailed statement) when their statement is available to view online.

Sale of Shares

You can sell some or all of the shares you have accumulated in Dominion Direct. Shares you hold in certificate or Direct Registration form can be sold after they have been deposited into Dominion Direct. The Administrator will instruct an independent agent to sell shares at the then current market price of Dominion shares. You cannot instruct the Administrator to sell your shares at a specific price or at a specific time.

Proceeds you receive for any sale of shares will be reduced by a fee that is expected to be no more than 15 cents per share to cover broker fees and a portion of the administrative costs of this Plan.

Timing of Sales

•	Generally, shares are sold at least once a week.

•	Sale dates can vary or be suspended for up to two weeks for administrative purposes.

•	The Administrator must receive your written sale request by the close of business on the business day before a sale date.

•	You can call the Administrator on 1-800-552-4034 for expected sale dates.

Pricing of Shares Sold

•	Shares will be sold by an independent agent at the then current market price of Dominion shares.

•	The sale price of any shares sold on a particular sale date will be the weighted average price of all shares sold for participants on that sale date.

•

If you prefer to have more control over the timing and sales price, you may choose to sell your shares through a stock broker of your choosing. In this case, you can either authorize your broker to initiate a DRS PROFILE transaction to electronically transfer your shares to your brokerage account or you can request the Administrator to issue a certificate for your shares which you can then deliver to your broker for sale.

Requesting a Sale of Shares

•	Complete the Withdrawal Form that is attached to your statement. If you have signed up to access your account online, you can download and print a Withdrawal Form when you access your account.

•	Specify the number of shares you want to sell—not the dollar amount you would like to receive.

•	Keep in mind that you must maintain a minimum of five shares to keep your Dominion Direct account open.

•	Sign the Withdrawal Form exactly as the name(s) appear on your account. All owners of the account must sign.

•	Mail or fax your sale request to the Administrator.

•	Mail your request to the address shown on page six.

•	Fax your request to the Administrator at 1-804-771-6768. After you send your sale request by fax, please follow up by calling the Administrator on 1-800-552-4034 to confirm that your fax was received.

•

If you request a sale of all of your shares and you have authorized automatic drafts from your bank account, you must notify the Administrator in writing to remove the draft as the timing of your request may prevent it from being removed automatically. If you have signed up for online account access, you may terminate the automatic draft online.

Sale Proceeds

•	You will receive a check by U.S. Mail for the proceeds of any sale of shares.

•	The check will be mailed to your address of record on the settlement date, which is 3 business days after the sale.

•	At this time, sale proceeds cannot be directly deposited into your bank account.

The Administrator reserves the right to deny delivery other than to the address of record.

Statements

The Administrator will send you an activity statement for each investment, transfer or safekeeping transaction. With the exception of the year-end account statement, each statement includes a form that you may use to make additional investments, sell shares or issue certificates. Activity statements are mailed twice per month, generally around the 7th and 22nd. The year-end account statement, which details an entire year’s transactions, is mailed in January of the subsequent year. You should retain this year-end statement in order to establish the cost basis of shares purchased under Dominion Direct for tax and other purposes.

Participants who have signed up to access their account online can elect to receive an e-mail notice (in lieu of a mailed statement) when their statement is available to view online (Electronic Notification). For all other participants, the Administrator will mail all notices, statements and reports to your address of record.

Please notify the Administrator promptly of any change in your postal or e-mail address. You may change your address online or send a written notice to the Administrator at the address listed on the back of this prospectus. If you send a written notice please include your account number, a daytime phone number, and your previous address. See “Online Management of Your Account” below.

Stock Certificate Issuances

Stock certificates are valuable and expensive to replace if lost or stolen, therefore, the Administrator will not issue certificates unless specifically requested by you. Instead, all shares will be held in Dominion Direct or, in some cases, in a book-entry account in your name. See “Direct Registration System (DRS)” below.

To get a stock certificate for any of the shares held in your Plan account, send written instructions to the Administrator. All certificates will be issued in the account holder’s name. Certificates are mailed via the U.S. Postal Service to your address of record. The Administrator reserves the right to deny delivery other than to the address of record.

Lost Stock Certificates

We encourage you to search diligently for lost certificates. As stated earlier, stock certificates are valuable and are expensive to replace if lost, stolen or otherwise destroyed. If, after your diligent search, you are still unable to locate the certificate please contact the Administrator to report the loss. The Administrator will need your name, mailing address, the stock certificate number and the number of shares. A stop code will then be placed on the lost certificate to prevent any future transactions of those shares. You will be mailed paperwork to complete and have notarized along with a schedule of fees to have the certificate(s) replaced. Once we receive your completed documentation and fees, the lost certificate will be cancelled and the shares will be credited to your Dominion Direct account.

Share Safekeeping

Dominion Direct offers you the convenience of depositing your certificates for safekeeping. To deposit your stock certificates into your Dominion Direct account, send them to the Administrator with a completed and signed letter of transmittal that can be obtained by calling the Administrator. Do not endorse the certificate(s). When mailing certificates, we recommend that you use Registered Mail, insured for 2% of the market value of the certificates.

If you hold shares in Direct Registration form, you may instruct the Administrator to deposit those shares into your Dominion Direct account by notifying the Administrator in writing or by indicating such on the Letter of Transmittal.

Share Transfers

To transfer some or all of your shares to another name, call the Administrator to request Transfer Instructions. Signatures must be Medallion Guaranteed by a financial institution such as a bank, savings and loan, credit union or brokerage firm that is a member of the Securities Transfer Agents Medallion Program (STAMP). The Administrator will process your request promptly once your completed Transfer Instructions are received. This service is free.

Note: When transferring shares to open a new Dominion Direct account the new account can only be opened with a transfer of five shares or more.

To transfer shares from your Dominion Direct book-entry account to your brokerage account, contact your broker to request the electronic transfer using the Direct Registration System. See “Direct Registration System (DRS)” below.

Direct Registration System (DRS)

Dominion is participating in the Direct Registration System (DRS). The direct registration form of ownership allows shares to be issued without requiring a physical stock certificate and eliminates the need for you to safeguard and store certificates. Shares in direct registration (book-entry) form can be electronically transferred between Dominion’s records and your broker-dealer account without the need to deliver a physical certificate. Based on your instructions, your broker can initiate a DRS PROFILE transaction to electronically transfer shares from your Dominion Direct account to your brokerage account. For information concerning authorization of electronic share movement, please contact your broker-dealer.

Changes to Your Account

To make a name change on your account please refer to the “Share Transfers” section. For other account changes, such as address changes or changes to your reinvestment option, cash draft and direct deposit information, send the Administrator written instructions signed exactly as the name(s) appear on your account. Please be sure to include your social security number, account number and daytime phone number on all correspondence. You may also make changes to your account online. See “Online Management of Your Account” below.

Online Management of Your Account

New investors as well as registered shareholders can enroll in Dominion Direct online. Visit www.dom.com and click Investors, Shareholder Services and then select Access Your Account Online. Once you have accessed the sign-in page, click First Time Visitor. Registered shareholders should follow the directions for New Member Sign-Up. Once enrolled, you can manage your account by taking advantage of online features including:

•	Review account balance and dividend payment detail;

•	Sign up to receive an e-mail notice when your statement is available to review online;

•	Authorize automatic bank drafts to purchase additional shares;

•	Sign up for direct deposit of dividends or dividend reinvestment;

•	Change your postal or e-mail address;

•	Change automatic bank draft information and amounts; and

•	Change dividend reinvestment options.

Closing Accounts

To close your Dominion Direct account, give written notice to the Administrator or complete and return the Withdrawal Form attached to your activity statement. If you withdraw all shares from your Dominion Direct account, future dividends on shares you hold in DRS or certificate form will be paid in cash.

If you close your account and have authorized automatic drafts from your bank account, the Administrator must be notified in writing to remove the automatic draft as the timing of your request may prevent it from being removed automatically. If you have signed up for online account access, you may terminate the automatic bank draft online.

To transfer full shares from your Dominion Direct book-entry account to your brokerage account, contact your broker to request the transfer using the Direct Registration System. Your broker can initiate the electronic transfer of shares.

Tax Consequences

All dividends paid to you—whether or not they are reinvested—are considered taxable income.

If Dominion is funding Dominion Direct with shares purchased on the open market rather than newly issued shares, then it will pay any brokerage fees for these purchases. Any broker fees paid by Dominion will be taxable income to you. These fees are not expected to be more than seven cents per share.

The total amount of dividends and any broker fees will be reported to you on your Form 1099-DIV, and to the Internal Revenue Service, shortly after the end of each year.

Any sale of shares made through the Administrator will also be reported to the IRS as required by law. Any profit or loss you incur should be reflected when you file your income tax returns.

Dividends on Dominion Direct shares held for non-resident aliens or non-U.S. entities generally are subject to tax withholding. Any dividend reinvestment will be made net of any taxes withheld.

Cost Basis

Dominion does not calculate your cost basis. We urge you to consult your own tax advisor for assistance with the calculation. Special tax issues may apply to some participants.

Be sure to keep your statements for income tax purposes. You may obtain copies of statements for the previous five years for a fee of $5 per year. To receive copies you should submit a written request along with your check payable to Dominion Resources Services, Inc. General historical pricing is available on the Internet at http://www.dom.com/investors/domdir.jsp.

You may obtain duplicate copies of Form 1099-DIV or Form 1099-B for years other than the current year for a fee of $5 per year. To receive copies you should submit a written request along with your check payable to Dominion Resources Services, Inc.

Voting

Each share of common stock is entitled to one vote in the election of directors and other matters. Common stock shareholders are not entitled to cumulative voting rights.

For any shareholder meeting you will receive a proxy card for your total holdings (registered shares plus the shares held in Dominion Direct). The proxy allows you to indicate how you want your shares to be voted. We will vote your shares as you indicate. If you sign your proxy and do not make a selection, your shares will be voted as recommended by Dominion’s Board. No vote will be recorded for shares unless a properly signed proxy is returned. (Shareholders whose shares are held in “street name” will receive voting instructions from their broker.)

Stock Splits and Other Distributions

If Dominion declares a stock split or stock dividend, we will credit your account with the appropriate number of shares on the payment date. Shares will be distributed in book-entry form (rather than certificates) and these shares will be added to your Dominion Direct account. The Administrator will serve as custodian of your shares.

You will be entitled to all the rights and privileges outlined in this prospectus.

In the event of a stock subscription or other offering of rights to shareholders, your rights will be based on your total holdings (registered shares plus the shares held in Dominion Direct).

Changes to Dominion Direct

We may add to, modify or terminate Dominion Direct and its administrative procedures at any time. We will send you written notice of any significant changes. For participants who elect Electronic Notification, we will send the notice by e-mail.

Responsibilities of Dominion and the Administrator

Dominion’s Shareholder Services Department serves as Administrator for Dominion Direct. The Administrator responds to inquiries from participants, maintains records, sends statements of account, and performs other duties related to Dominion Direct. In addition, the Administrator administers the nominee account of Dominion shares held for the benefit of Dominion Direct participants and has appointed an independent agent who is responsible for purchasing and selling Dominion shares in the open market.

Dominion believes its serving as Administrator to Dominion Direct rather than a registered broker-dealer or federally insured bank poses no material risk to any participating investor.

You should recognize that neither Dominion nor the Administrator can assure a profit or protect against a loss on Dominion common stock purchased under Dominion Direct. The continuation of Dominion Direct by Dominion does not constitute an assurance with respect to either the value of Dominion common stock or whether Dominion will continue to pay dividends on its common stock or at what rate.

In acting under the terms and conditions of Dominion Direct as described in this prospectus, neither Dominion nor any of its agents or subsidiaries shall be liable with respect to the price at which Dominion common stock is purchased for your account or with respect to any fluctuation in the market value before or after the purchase of Dominion common stock.

Governing Law

The laws of the Commonwealth of Virginia, other than its conflicts of law rules, govern the terms and conditions of Dominion Direct.

Use of Proceeds

The proceeds from the sale by Dominion of newly issued common shares offered by Dominion Direct will be added to the general corporate funds of Dominion and will be used to meet its working capital requirements and the working capital requirements of its subsidiaries.

Experts

The consolidated financial statements as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated by reference in this prospectus, and the effectiveness of Dominion Resources, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, which reports (1) express an unqualified opinion on the consolidated financial statements (and include an explanatory paragraph relating to the adoption of new accounting standards) and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Legal Matters

Mr. James F. Stutts, Esq., Senior Vice President and General Counsel of Dominion, has passed upon the legality of the securities being offered pursuant to Dominion Direct.

Limitations of Liability and Indemnification Under the Securities Act

Neither Dominion nor the Administrator will be liable for any act, or for any failure to act, as long as they have made good faith efforts to carry out the terms of Dominion Direct as described in this prospectus and on the forms that accompany each investment or activity. The SEC believes that this liability limitation does not cover violations of federal securities laws.

We indemnify our officers and directors to the fullest extent permitted under Virginia law against all liabilities incurred in connection with their service to us. The SEC believes that indemnification of officers and directors for liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

Ticker Symbol (NYSE)

D

E-mail Inquiries

Shareholder.Services@dom.com

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261-6532

1-800-552-4034

1-804-775-2500

Fax Numbers

1-804-771-6766 – General inquiries

1-804-771-6768 – Sale requests only

(Please note: These are not toll-free numbers)

Web Site

http://www.dom.com/investors/domdir.jsp